Exhibit 10.36

EXECUTION VERSION

SFX ENTERTAINMENT, INC.

430 Park Avenue

New York, New York 10022

March 15, 2013

Nightlife Holdings LLC

Gentlemen:

Re:                             Amendment to Asset Contribution Agreement; Termination of Pledge and Security Agreement; Amended and Restated Promissory Note

Reference is made to that certain (a) Asset Contribution Agreement, dated as of November 21, 2012, by and among SFX Holding Corporation (n/k/a SFX Entertainment, Inc.), a Delaware corporation (“Parent”), SFX-Nightlife Operating LLC, a Delaware limited liability company, Nightlife Holdings LLC, a Florida limited liability company (“Nightlife”), and the other parties thereto, as amended by letter agreement dated December 31, 2012 (the “Asset Contribution Agreement”), (b) Pledge and Security Agreement, dated as of December 31, 2012, by and between Parent and Nightlife (the “Pledge Agreement”) and (c) Secured Promissory Note, dated December 31, 2012, executed by Parent and delivered to Nightlife pursuant to the Asset Contribution Agreement (the “Original Promissory Note”). All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Pledge Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Nightlife hereby agree as follows:

1.                                      Amendment to Asset Contribution Agreement. The Asset Contribution Agreement is hereby amended such that the first sentence of Section 2.8 thereof shall be amended and restated in its entirety as follows:

“2.8 Earn-Out. Following the Closing Date, Parent agrees to make an additional payment to Nightlife (the “Earn-Out Payment”) upon the terms and subject to the conditions of this Section 2.8, for the one-year period ending on December 31, 2014 (the “Earn-Out Period”), which Earn-Out Payment, if any, will be paid to Nightlife in accordance with Section 2.8(d) below.”

Except as set forth above, the Asset Contribution Agreement remains in full force and effect.

2.                                      Termination of Pledge Agreement. The Pledge Agreement is hereby (i) first, amended by deleting Section 13 thereof in its entirety and (ii) notwithstanding any language to the contrary therein, is hereby immediately terminated in its entirety and deemed null and void, and both Parent and Nightlife shall have no further rights or obligations thereunder.

3.                                      Release and Waiver of Default. Nightlife hereby releases, absolutely, unconditionally, irrevocably and forever, all security interests in, adverse claims, Liens on, right of set-off against and any other encumbrance and interest in the Collateral granted to Nightlife under the Pledge Agreement (the “Security Interests”) and agrees that all of the Security Interests will be, and hereby are, forever discharged and automatically released and terminated. Nightlife hereby (i) waives any Event of Default under the Pledge Agreement and any default under the Original Promissory Note, in each case, that may have existed prior to the date hereof and (ii) acknowledges and agrees that upon the delivery of the Cash Payment (as defined below), no Event of Default under the Pledge Agreement or default under the Original Promissory Note shall exist. Nightlife will promptly execute and deliver any instruments of release and discharge pertaining to the Security Interests in any of the property, real or personal, of Parent as Parent may reasonably request to effectuate, or reflect of public record, the release and discharge of all such Security Interests, including Uniform Commercial Code termination statements to the extent applicable and the return of the LLC Power and any certificates representing or purporting to represent Membership Interests of SFX-Nightlife Operating LLC in its possession. To the extent permitted under the Uniform Commercial Code in effect in any relevant jurisdiction, Parent (or its attorneys and other designees) is authorized, from and after the date hereof, to file such termination statements as may be necessary in connection with the release and discharge contemplated by this letter agreement.

4. Further Lien Releases. Nightlife agrees that if Parent at any time reasonably determines and notifies Nightlife in writing, upon reasonable notice, that the delivery of any additional instrument executed by Nightlife is required to release, discharge or terminate (a) any Security Interest or (b) any notice, filing or registration of any Security Interest, Nightlife will, at Parent’s sole cost and expense and as reasonably requested by Parent in such written notice, execute and deliver (and, if requested, acknowledge) such other instruments effecting or confirming the release, discharge or termination of any Security Interest or any notice, filing or registration of any Security Interest in form and substance reasonably satisfactory to Nightlife.

5. Cash Payment. On March 15, 2013, Parent shall pay or cause to be paid to Nightlife $3,000,000 in cash by wire transfer to an account designated by Nightlife (the “Cash Payment”).

6. Amended and Restated Promissory Note. Parent and Nightlife shall execute an Amended and Restated Promissory Note, substantially in the form attached hereto as Exhibit A (the “Amended and Restated Note”), which shall amend and restate the Original Promissory Note in its entirety.

7. Tax Gross-Up.

(a)                                 The parties acknowledge and agree that Nightlife shall consult with Parent and its tax advisors regarding whether the Cash Payment and the principal amount due pursuant to the Amended and Restated Note (collectively, the “Payments”) should be reported as income for 2012 or 2013.

(b)                                 If following such consultation with Parent and its tax advisors set forth in subparagraph 7(a) above, and after taking into account such consultation, Nightlife determines that all or a portion of the Payments is properly reportable for 2012, Nightlife shall report all or such portion of the Payments as income for 2012; provided, however, that if it is determined that all or any portion of the Payments is not properly reportable for 2012 pursuant to a final determination within the meaning of Section 1313(a) of the Code (as defined in the Asset Contribution Agreement) (and/or an equivalent provision applicable in a relevant jurisdiction), then:

i.                                          any portion of the Payments determined not to be properly reportable in 2012 shall be shall be treated as a “Future Payment” for purposes of Section 2.8(a)(iv) of the Asset Contribution Agreement, and

ii.                                       any penalty, interest or similar amount with respect thereto, together with reasonable expenses incurred by Nightlife with respect to such final determination, shall be paid by Parent to Nightlife on a grossed up basis utilizing a reasonable analogous application of the principles of Section 2.8(a)(iv) of the Asset Contribution Agreement.

(c)                                  If following such consultation with Parent and its tax advisors set forth in subparagraph 7(a) above, and after taking into account such consultation, Nightlife determines that all or a portion of the Payments are not properly reportable for 2012 and Nightlife reports all or such portion of the Payments as income for 2013, such Payments or portion thereof determined to be income for 2013 (i) shall be deemed a “Future Payment” for purposes of Section 2.8(a)(iv) of the Asset Contribution Agreement and shall be subject to the gross-up formula contained in the last sentence of Section 2.8(a)(iv) of the Asset Contribution Agreement (the “Formula”); and (ii) if so calculated in accordance with the Formula, shall constitute an obligation of Parent to make a payment as so determined to Nightlife (“2013 Future Payment”) rather than the amount of the Payments. Nevertheless, as a material inducement to the parties to enter into this letter agreement, in the event that the Payments are deemed a “Future Payment”, Nightlife shall receive the Payments in 2013 as set forth in this letter agreement and, on or before January 10, 2014, Parent shall pay or cause to be paid to Nightlife an amount equal to the excess of (A) the amount of the 2013 Future Payment over (B) the amount of the Payments in cash by wire transfer to an account designated by Nightlife.

8.                                      Confession of Judgment. Parent shall execute and deliver to Nightlife, an Affidavit of Confession of Judgment, substantially in the form attached hereto as Exhibit B.

9.                                      Governing Law. This letter agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement and any related agreement or the transactions contemplated hereby or thereby shall be brought exclusively in any federal or state court located in the State of New York, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

10. Counterparts. This letter agreement may be signed in counterparts and delivered by facsimile or portable document format (pdf).

[Signature Page Follows]

Please confirm by your signatures below that this letter agreement is acceptable to you.

Sincerely yours,

SFX ENTERTAINMENT, INC.

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: President

AGREED AND ACCEPTED:
NIGHTLIFE HOLDINGS LLC

By: David Grutman, Inc., Member-Manager
By:	/s/ David Grutman
Name: David Grutman
Title: President

By: Sebu Corp., Member-Manager
By:	/s/ Brian Gordan
Name: Brian Gordan
Title: President

Exhibit A

Amended and Restated Promissory Note

EXECUTION VERSION

AMENDED AND RESTATED
PROMISSORY NOTE

$5,513,078.99

Original Issue Date: December 31, 2012
As amended and restated as of March 15, 2013
New York, New York

WHEREAS, Nightlife Holdings LLC, a Florida limited liability company (hereinafter referred to as “Nightlife”), is the holder of that certain Secured Promissory Note issued and delivered by SFX Holding Corporation (n/k/a SFX Entertainment, Inc.), a Delaware corporation (hereinafter referred to as “Parent”) on December 31, 2012 (the “Original Note”); and

WHEREAS, Nightlife and Parent desire to amend and restate the Original Note in its entirety in the manner hereinafter set forth, and to replace the Original Note with this Amended and Restated Promissory Note (this “Note”).

NOW THEREFORE, by Parent’s execution and delivery of this Note and Nightlife’s acceptance of such delivery from Parent, this Note is deemed to replace the Original Note, and the Original Note is restated in its entirety to read as follows:

FOR VALUE RECEIVED, Parent hereby promises to pay to the order of Nightlife, the principal sum of FIVE MILLION FIVE HUNDRED THIRTEEN THOUSAND SEVENTY EIGHT DOLLARS AND NINETY NINE CENTS ($5,513,078.99).

Terms of Payment: Principal and accrued interest under this Note shall be due and payable in full on or before May 15, 2013 (the “Maturity Date”). Principal and/or accrued interest under this Note may be prepaid in whole or in part, without premium or penalty, by Parent to Nightlife prior to the Maturity Date.

Interest Rate: The interest rate applicable to the amounts payable by Parent to Nightlife under this Note shall be 0.22% per annum. All calculations of interest hereunder shall be made on the basis of a 360-day year.

Default: Upon the failure of Parent to pay any amount owing under this Note as and when due, Nightlife may, in addition to any other rights or remedies that Nightlife may have at law or in equity, declare the unpaid balance hereof to be immediately due and payable, whereupon such unpaid balance shall become immediately due and payable. Upon the filing of an involuntary petition against Parent under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or upon the making by Parent of an assignment for the benefit of creditors or the filing by Parent of a voluntary petition seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, the unpaid balance hereof automatically and without any action on the part of Nightlife, shall be immediately due and payable. Amounts declared immediately due and payable pursuant to this paragraph shall bear interest thereafter at an amount equal to the applicable interest rate above, plus five percent (5.00%) until paid.

Waiver: Demand, presentment, notice, notice of demand, notice for payment, protest and notice of dishonor are hereby waived by Parent. Nightlife shall not be deemed to waive any of its rights hereunder unless such waiver be in writing and signed by Nightlife. Any failure on the part of Nightlife at any time to require the performance by Parent of any of the terms or provisions hereof, even if known, shall in no way affect the right thereafter to enforce the same, nor shall any failure of Nightlife to insist on strict compliance with the terms and conditions hereof be taken or held to be a waiver of any succeeding breach or of the right of Nightlife to insist on the strict compliance with the terms and conditions hereof.

Confession of Judgment: This Note is the “Amended Note” referred to in that certain Affidavit of Confession of Judgment (“Confession of Judgment”) of even date herewith executed by a duly authorized officer of Parent, and Nightlife is entitled to all of the rights and benefits contained therein.

Costs of Collection: In the event that Nightlife seeks to enforce the Confession of Judgment and/or institutes legal proceedings to enforce this Note or refers the same to an attorney-at-law for enforcement or collection after default or maturity, Parent agrees to pay to Nightlife, in addition to any indebtedness due and unpaid, all reasonable costs and expenses of such proceedings, including reasonable attorneys’ fees.

Remedies Cumulative: All remedies conferred upon Nightlife by this Note or any other instrument or agreement connected herewith or related hereto shall be cumulative and none is exclusive, and such remedies may be exercised concurrently or consecutively at Nightlife’s option.

Terms: The term “Parent” as used herein shall include the successors and assigns of the Parent. The term “Nightlife” as used herein shall include the successors and assigns of Nightlife.

Assignment: Neither party may assign, transfer or convey its interest under this Note without the express written consent of the other party.

Severability: If any provision of this Note is, for any reason and to any extent, invalid or unenforceable, then the remaining provisions of this Note, and the application of the provision determined to be unenforceable to other circumstances, shall not, at the election of the party for whom the benefit of the unenforceable provision exists, be affected thereby, but instead shall be enforceable to the maximum extent permitted by applicable law.

Amendment: This Note may be amended only in a writing signed by both Parent and Nightlife.

Miscellaneous: This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of laws that would cause the laws of another state to apply. Parent acknowledges and agrees that any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection

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with this Note shall be brought in any federal or state court located in the State of New York, and Parent hereby consents to the jurisdiction of such courts in any such action, suit or proceeding and irrevocably waives, to the fullest extent possible under applicable law, any objection that it may now or hereafter have to the laying of venue in any such court that such action, suit or proceeding has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world. TIME IS OF THE ESSENCE OF THIS NOTE.

*              *              *              *

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IN WITNESS WHEREOF, Parent has signed, sealed and delivered this Note on the date first hereinabove written.

MAKER:

SFX ENTERTAINMENT, INC.

By:
Name:	Sheldon Finkel
Title:	President

Acknowledged and Agreed:

NIGHTLIFE HOLDINGS LLC

By:	David Grutman, Inc., Member-Manager

By:
Name:	David Grutman
Title:	President

By:	Sebu Corp., Member-Manager

By:
Name:	Brian Gordon
Title:	President

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Exhibit B

Affidavit of Confession of Judgment

EXHIBIT B

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

NIGHTLIFE HOLDINGS LLC, Plaintiff, - against — SFX ENTERTAINMENT, INC. f/k/a SFX HOLDING CORPORATION, Defendant.	x : : : : : x	Index No. AFFIDAVIT OF CONFESSION OF JUDGMENT

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

Sheldon Finkel, being duly sworn, hereby deposes and says:

1.             I am the President of SFX Entertainment, Inc. f/k/a SFX Holding Corporation, the defendant in the above-captioned action (“SFX”). I have full authority on behalf of SFX to execute this Affidavit of Confession of Judgment and do so voluntarily after receiving advice of counsel.

2.             SFX is a Delaware corporation with an office for the transaction of business at 430 Park Avenue, New York, New York 10022.

3.             This Confession of Judgment is for a debt justly due from SFX to plaintiff, Nightlife Holdings LLC, a Florida limited liability company (“Nightlife”), arising from the facts and circumstances set forth below.

4.             On December 31, 2012, SFX acquired substantially all of the assets of Nightlife pursuant to the Asset Contribution Agreement, dated November 21, 2012, by and among SFX, Nightlife and the other parties thereto, as amended. In connection with said acquisition, SFX executed and delivered to Nightlife (a) a promissory note in the original principal amount of $8,491,200 (the “Original Note”) and (b) a pledge and security agreement pledging certain assets of SFX as security for repayment of the Original Note (the “Pledge”).

5.             On or about March 15, 2013, SFX and Nightlife entered into a letter agreement pursuant to which the parties agreed to modify their respective rights and obligations under, inter alia, the terms of the Original Note and Pledge (the “Letter Agreement”). Pursuant to the Letter Agreement, SFX (a) made a payment to Nightlife in the amount of $3 million and (b) delivered to Nightlife an amended and restated promissory note dated March 15, 2013 in the original principal amount of $5,513,078.99 (the “Amended Note”). In exchange, Nightlife agreed to, among other things, terminate the Pledge and, thereby, release and discharge its security interests lien on all of the assets referred to therein.

6.             In consideration of the foregoing, SFX acknowledges liability to Nightlife and hereby confesses judgment to Nightlife in the amount of $5,513,078.99 as a sum justly due to Nightlife, or such portion thereof as shall remain due under the Amended Note (the “Judgment Amount”), upon any future event of default by SFX thereunder (an “Event of Default”).

7.             Upon the occurrence of any Event of Default under the Amended Note which remains uncured for five (5) days following SFX’s receipt of written notice from Nightlife of such Event of Default, I hereby authorize Nightlife and its agents, representatives, attorneys, successors, assigns, transferees and insurers to enter judgment against SFX in the Supreme Court of the State of New York, County of New York, for the entire Judgment Amount, plus any accrued interest due thereon from the date of default until the date judgment is entered.

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8.             I further consent to the jurisdiction of such Court to permit enforcement of such judgment and waive any objections to the same. All proceedings will be governed by New York law.

9.             SFX has consulted with its own attorney (not associated with Nightlife) before executing this Confession of Judgment. SFX’s attorney explained the contents of this Confession of Judgment, answered all questions regarding the agreement, its rights and obligations under this document as well as consequences of an uncured Event of Default.

10.          SFX hereby waives any and all requirements of notice, except as otherwise provided for herein and in the Amended Note, and, subject to paragraph 7 above, authorizes Nightlife to immediately enter this Confession of Judgment.

11.          SFX hereby agrees that should Nightlife require any additional documents to be executed for the enforcement of this Confession of Judgment, SFX will in good faith cooperate with Nightlife to complete and, if necessary, execute additional documents.

12.          This Confession of Judgment does not violate Section 3201 of the New York Civil Practice Law and Rules because it was not executed prior to the time a default in the payment of an installment occurs in connection with the purchase of fifteen hundred dollars or less of any commodities for any use other than a commercial or business use upon any plan of deferred payments whereby the price or cost is payable in two or more installments.

13.          This Confession of Judgment is not for the purpose of securing Plaintiff against a contingent liability.

[Signature Appears on Following Page]

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Sheldon Finkel, President
SFX Entertainment, Inc.

Sworn to before me this
13th day of March, 2013

Notary Public

ALYSON G. MULDOON

Notary Public - State of New York

Qualified in Nassau County

No. 01MU6086137

My commission expires 1/13/2015

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